Exhibit 99.1
FOR IMMEDIATE RELEASE
Willbros Group Names Jim Gibson Chief Operating Officer
HOUSTON, TX, OCTOBER 26, 2010 — Willbros Group, Inc. (NYSE: WG) announced today that James L. Gibson has been promoted to Chief Operating Officer (COO) of the Company from his present position as President of the Downstream Business Segment. In his new role, Mr. Gibson will expand his oversight and involvement in Willbros’ three business segments to enhance operational excellence.
Mr. Gibson joined Willbros in March 2008 and was named President of Willbros Canada in July 2008 where he implemented more robust cost, scheduling and project controls resulting in improved operational and financial performance. In February 2010, Mr. Gibson was appointed President, Willbros Downstream where he successfully managed cost rationalization of the Downstream business units resulting in better financial performance and improved competitiveness in the U.S. downstream market. In 2010, Mr. Gibson also led the Company’s Project Management Office to foster the development of the Willbros’ Project Management System including procedures, best practices, metrics, benchmarks and other tools.
Mr. Gibson brings more than 35 years of diversified construction experience in managing and coordinating all aspects of project performance including: cost, schedule, quality, safety, budget, regulatory requirements and subcontracting. Prior to joining Willbros, he was employed by KBR, Inc. (formerly known as Kellogg Brown & Root), for the majority of his career, beginning in 1972. He held a number of positions at KBR in project management services performing work in refineries and chemical plants. He has managed projects for Syncrude Canada Limited in Alberta and other projects in the oil sands industry in the Fort McMurray area. Mr. Gibson holds several contractor certifications and licenses and graduated from the University of Texas with a Bachelor of Science in Engineering.
“As Willbros continues to expand its range of services and the geographies in which we operate, it is increasingly important to have highly experienced and successful operations management leading our teams,” said Randy Harl, President and Chief Executive Officer. “Jim has proven his ability to execute our strategic objectives and enhance our overall project execution. He has performed extremely well as President of the Downstream Business Segment and in his prior position as President of Willbros Canada. We are confident that his extensive knowledge of our business, and our industry in general, has positioned Jim to drive further efficiencies and project execution excellence across all of our business units.”

Richard Cellon, the current President of Government, Tank, & Construction Tank Services within the Downstream Segment will succeed Mr. Gibson as President of Downstream. Prior to joining Willbros in January 2010, Mr. Cellon had more than 30 years of Federal Government leadership experience in facilities management, construction, and acquisition, as well as contingency operations. He retired from the U.S. Navy as a Rear Admiral.
Reporting to Jim Gibson will be Jerrit Coward — President Upstream; Michael Lennon — President Utility T&D; and Rich Cellon — President Downstream. In addition, Jim will maintain responsibility for the Project Management Office.
Willbros Group, Inc. is an independent contractor serving the oil, gas, power, refining and petrochemical industries, providing engineering, construction, turnaround, maintenance, life cycle extension services and facilities development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.
This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including the potential for additional investigations; disruptions to the global credit markets; global economic downturn; fines and penalties by government agencies; new legislation or regulations detrimental to the economic operation of refining capacity in the United States; the identification of one or more other issues that require restatement of one or more prior period financial statements; contract and billing disputes; the integration and operation of InfrastruX; the possible losses arising from the discontinuation of operations and the sale of the Nigeria assets; the existence of material weaknesses in internal controls over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades; the effective tax rate of the different countries where the Company performs work; development trends of the oil, gas, power, refining and petrochemical industries and changes in the political and economic environment of the countries in which the Company has operations; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Michael W. Collier
Vice President Investor Relations
Sales & Marketing
Willbros
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Connie Dever
Director Strategic Planning
Willbros
713-403-8035 begin_of_the_skype_highlighting	713-403-8035
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